Filed Pursuant to Rule 433
Supplementing the Preliminary Prospectus Supplement Dated June 26, 2017
Registration No. 333-218483
June 28, 2017

$100,000,000

3.95% SENIOR NOTES DUE JUNE 2022
FINAL TERMS AND CONDITIONS

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement dated June 26, 2017 and the accompanying prospectus (including the documents incorporated by reference therein) relating to those securities. Capitalized terms used in this term sheet but not defined have the meanings given to them in such preliminary prospectus supplement.

Issuer:	Customers Bancorp, Inc. (the "Company")
Type of Security:	Senior Notes
Aggregate Principal Amount:	$100,000,000
Rating:	Kroll: BBB
Trade Date:	June 28, 2017
Settlement Date (T+2):	June 30, 2017
Final Maturity:	June 30, 2022
Reference Benchmark:	UST 1.75% due June 30, 2022
Reference Benchmark Yield:	1.82%
Spread to Benchmark:	218 basis points
Yield to Investors	4.00%
Coupon:	3.95%
Issue Price:	99.775%

Optional Redemption Date:
Redeemable, in whole or in part, by the Company on or after the 30th day prior to the maturity date at 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the redemption date

Interest Payment Dates:	Semi-annually in arrears on the 30th day of each June and December, commencing on December 30, 2017
Day Count Convention:	30/360, unadjusted
Denominations:	$1,000 denominations and $1,000 integral multiples thereof
CUSIP/ISIN:	23204G AC4 / US23204GAC42

Booking-Running Manager:	Sandler O'Neill + Partners, L.P.
The Company has filed a registration statement (including a prospectus) on Form S-3 (File No. 333-218483) and a preliminary prospectus supplement dated June 26, 2017, with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents incorporated by reference therein that the Company has filed with the SEC.  Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, you may request these documents by calling Sandler O'Neill at (866) 805-4128.
This pricing term sheet does not constitute an offer to sell, or a solicitation of an offer to buy, any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.